KIRKLAND’S FIRST QUARTER 2010 CONFERENCE CALL

Moderator: Michael Madden
May 18, 2010
12:00 pm CT

Operator:	Ladies and gentlemen thank you for standing by. Welcome to the First Quarter 2010 conference call for Kirkland’s Incorporated.
During the presentation all participants will be in a listen only mode. And afterwards we will conduct a question and answer session.
At that time if you have a question please press the 1 followed by the 4 on your telephone. If at any time during the conference you need to reach an operator, please press star 0.
As a reminder this conference is being recorded Tuesday May 18, 2010. And I would now like to turn the conference over to Tripp Sullivan, Corporate Communications. Please go ahead.
Tripp Sullivan:	Good morning and welcome to this Kirkland’s Incorporated Conference call to review the company’s result for the First Quarter of Fiscal 2010.
On the call this morning are Robert Alderson, President and Chief Executive Officer and Mike Madden, Senior Vice President and Chief Financial Officer.

The results as well as notice to the accessibility of this conference call on a listen only basis over the internet were released earlier this morning in a press release that has been covered by the financial media.

Except for historical information discussed during this conference call the statements made by company management are forward looking and made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform
Act of 1995.

Forward looking statements involve known and unknown risk and uncertainties which may cause Kirkland’s actual results and future periods to differ materially before tested results.

Those risk and uncertainties are more fully described in Kirkland’s filings with the Securities and Exchange
Commission including the company’s annual report on Form 10K filed on April 15, 2010. With that said, I will turn the call over to you Robert.

Robert Alderson:
Good morning everyone and thanks for joining us today. A comparable stores sales increase of 12.6% combined with a strong merchandise margin and lower occupancy and appreciation expenses lead to record earnings results for the first quarter of fiscal 2010.

We remain in very solid financial position ending the quarter with a cash balance of 73.6 million end of debt.
Mike Madden our CFO will now walk you through the first quarter results and our financial position — Mike.
Mike Madden:
Thanks Robert and good morning everyone. For the first quarter ended May 1, 2010 we reported net income of $6.5 million or 32 cents per diluted share, versus net income of $3.5 million or 17 cents per diluted share in the prior year.

Adjusted to a normalized effective tax rate for comparison purposes, earnings per share for the prior year quarter was 12 cents.
Net sales were $93.5 million a 12.2% increase versus $83.3 million in the prior year quarter despite operating 15 fewer stores on average during the period.
Comparable store sales increased 12.6%. Average store sales were up 18%. The comp sales gain was driven by an increase in a number of transactions offset partially by slightly lower (average) ticket.
The increase in transactions was due to a 7% increase in customer traffic count combined with a strong increase in the conversion rate.
The decrease in average ticket was the result of a lower average retail selling price partially offset by an increase in items per transaction.

During the quarter we experienced strong sales results across the country with no significant differences in performance from a geographic standpoint. All of our merchandise categories beat sales plan for the quarter and also achieved a positive comp sales performance.

Categories with the strongest performances included wall décor, candles, decorative accessories and mirrors.

In real estate we opened six stores and closed four stores during the quarter. At the end of the quarter we operated 281 stores, 217 off mall stores and 64 mall stores representing a 77% off mall, 23% mall venue distribution.

Total square footage under lease was basically flat versus the prior year increasing 0.2% while total store units declined by 4%.

Gross profit margin for the first quarter increased 495 basis points to 43.5% of sales from 38.5% in the prior year. The components reported gross profit margins were as follows; first, merchandise margin increased 202 basis points over the percentage of sales.

Lower markdown rates resulting from a strong sale through of our merchandise was the primary driver to the overall merchandise margin increase.

We also had an increase in our initial marked up percentages despite higher ocean freight rates. The increase in the ocean freight rates provided a head wind of approximately 50 basis points. But we were able to offset this impact with lower first cost.

Consistent with the outlook we issued in our fourth quarter call we anticipate that ocean freight rates will continue to increase and provide additional pressure on merchandise margins for the remainder of Fiscal 2010.

Besides the anticipated increases difficult to predict at this time, however it will be greater than the 50 basis points we experienced in the first quarter.

Second, store occupancy cost decreased 240 basis points as a percentage of sales. This decline resulted from top sales leverage, rent reductions achieved in various store lease renewals and extensions, the closure of underperforming stores and our continued shift to less costly but more productive off mall real estate locations.

Third, outbound freight cost decreased 35 basis points as a percentage of sales primarily due to top leverage.
Diesel fuel prices have increased versus the prior year, but not by enough to offset the leverage impact for the quarter.

Lastly, central distribution costs decreased 18 basis points as a percentage of sales as compared to the prior year.
Operating expenses for the quarter were $26.7 million or 28.5% of sales as compared to $24.3 million or 29.1% of sales for the prior year quarter.
Leverage from the comp sales increase led to expense ratio improvement in store payroll, as well as fixed store and corporate operating expenses.

Increases in stock compensation expense due to higher equity grant valuations and professional fees associated with several information technology projects combined to partially offset the impact of the sales leverage.

Depreciation decreased 133 basis points as a percentage of sales reflecting the reduction in capital expenditures over the last two fiscal years, the decline in store count, and the impact of lease extensions for store locations in which the majority of the fixed assets had already been fully depreciated.

Income tax expense was $4.5 million or 40.6% of pretax income versus income tax expense of 583,000 or 14.4% of pretax income recorded in the prior year quarter.
Reported net income for the quarter was $6.5 million or 32 cents per diluted share as compared to net income of $3.5 million or 17 cents per diluted share in the prior year quarter.

As we had previously discussed the reported tax rate for each quarter in the prior year reflected the reversal of the portion of the evaluation allowance that had been established against our deferred tax assets in prior periods. This valuation allowance was completely reversed by the end of 2009

We believe that expressing net income and earnings per share for Fiscal 2009, using normalized tax rates provides better comparability in judging our performance in Fiscal 2010 and in future periods.

Excluding adjustments to record a reduction in our valuation allowance on deferred tax assets, we would have reported net income of $2.5 million or 12 cents per diluted share for the first quarter of Fiscal 2009.

For purposes of future comparisons we will continue to reconcile reported earnings per share figures for 2009 to earnings per share figures that would have been reported excluding the impact of the reversal of those valuation allowances.

Turning the balance sheet and the cash flow statement, inventories May 1, 2010 were on plan at $38.3 million or
136,000 per store as compared to 39 million or 134,000 per store in the prior year quarter.

While these numbers reflect a slight increase on a per store basis, the average store size increased 4% year over year. Resulting in a slight decrease in inventory on a per square foot basis.

We planned to end the second quarter of 2010 with inventory levels in the range of 41 to $43 million as we strategically plan to receive our fall seasonal merchandise slightly earlier than last year to guard against late delivery’s caused by the supply of overseas shipping containers and limited steam ship space.

At the end of the first quarter we had $73.6 million in cash on hand. During the first quarter we made federal and state income tax payments of $7.6 million. No borrowings were outstanding under our revolving line of credit.
And we had net availability under the line of credit of approximately $22.5 million.

We do not expect to borrow from our line of credit facility during 2010 or the foreseeable future. For the quarter capital expenditures were $2.8 million primarily related to new store construction and ongoing information technology projects.

The final items I’ll cover before turning it over to Robert will provide an update on our full year outlook and some guidance for the second quarter.

For the full year of Fiscal 2010 as it relates to store count, our overall expectations have not changed much.
However, we do now expect that our store opening schedule will be more back end loaded than originally anticipated.

We expect to open 30 to 40 stores in 2010. We opened six stores in the first quarter and anticipate six to ten openings in the second quarter with the balance opening during the third and early fourth quarters.

Our goal is to complete the opening scheduled before Black Friday week. We expect to close 15 to 20 stores during the year. We closed four stores during the first quarter and anticipate the remaining closings to be spread relatively evenly across the balance of the year.

For the full year Fiscal 10 our top line expectations are for total sales to increase 5 to 8% over Fiscal 2009.
This level of sales increase would imply solid top store sales growth combined with the sales lift provided by higher volume new store openings partially offset by closing stores.

Despite the first quarter out performance, this top line guidance is unchanged from our original guidance due to the impact of the lag in our new store openings schedule.

We still expect to see year over year unit growth in the store base. As we look beyond Fiscal 2010 we are targeting annual net store growth in the range of 10% representing square footage growth of approximately 15%.

Merchandise margin continues to be strong in the early part of 2010 increasing 202 basis points over the prior year during the first quarter.

As we have noted before, we do not expect this level of increase for the balance of Fiscal 2010 given the tougher comparisons and increasing ocean freight cost which will impact us markedly in the back half of the year.

Our first quarter operating margin was 11.7% eclipsing our full year operating margin reported in fiscal 2010 of
11.6%. A double digit comparable stores sales increase, continued merchandise margin improvement combined with historically low occupancy and depreciation expenses led to this unprecedented result for Kirkland’s.

While we don’t expect this level of operating margin during the second and the third quarters we are targeting incremental improvement in operating margin for the full year versus 2009.

Adjusted to eliminate the impact of the difference of the lower effective tax rate in the prior year, we expect to report an increase in earnings for fiscal 2010. We are projecting that are effective tax rate for 2010 will be in the range of 39%. By comparison our full year tax rate in Fiscal 2009, 26.4%

From a cash flow standpoint we expect to generate positive cash flow in 2010 and fully fund our new store growth and information technology projects through cash flow generated from operations.
Capital expenditures are currently anticipated to range between $23 million and $26 million in 2010 before landlord construction allowances for new stores.

For the second quarter of Fiscal 2010 we expect earnings in the range of 17 cents to 20 cents per diluted share compared with adjusted net income of 14 cents per diluted share for the prior year period.

We reported 17 cents per diluted share in the prior year period which included a reversal of the portion of the valuation allowance.

Net sales are expected to range between 89 and $91 million with a comparable stores sales increase in the low to mid single digits as compared to the net sales of $87.7 million and a comparable store sales increase of 6.1% in the prior year period. We expect to open 6 to 10 stores and close four stores during the quarter.

As we expected the first quarter provided relatively easier comparisons versus the balance of Fiscal 2010 on both the sales and the merchandise margin lines.
Compared with the consumer spending pace set in previous quarters it does appear that the customer took a breath in April and early May as the economy continues its uneven recovery.
Consistent with previous years we are anticipating a more promotional environment in the second quarter. But still expect merchandise margin gains all be it not the level of the first quarter.

We expect occupancy expense to decline versus the prior year quarter both in dollars and as a percentage of sales. And operating expenses should be in the range of the amount recorded in the first quarter. We are anticipating a tax rate of 39% for the second quarter.

I’ll now turn the call back over to Robert for his remarks.
Robert Alderson:	Thanks Mike. We are extremely pleased to begin 2010 with great results significantly eclipsing our comp sales and earnings plans for the first quarter of 2010.

Above planned sales and an outstanding operating margin generated from a compelling merchandise mix expenses show an improving occupancy cost from store count reduction and renegotiated leases delivered to our highest first quarter earnings since becoming a public company.

They — a newness and our product offering continues to resonate with our customers.
As we noted in our press release earlier today we enjoyed positive comparable sales increases in all three months of the first quarter

The comp increases in favor in March were substantially greater than in April suggesting some recent pullback by the consumer and spending that is consistent with our remarks to the public in our March 12 report on 2009 in the fourth quarter of 2009 when I said that a return to freefall of 2008 normalcy in consumer spending will be slow and sporadic.

April results in both traffic and sales are somewhat murky because of the calendar shift for Easter which causes most retailers to look at March and April together in order to define a more balanced comparison to the prior year.

Uneven consumer activity is certainly not expected in an environment featuring a more than housing market continued to start with high unemployment, recurrent global market scares, and a record — in record federal deficit all of which are widely reported and impactful on consumers.

Despite our very hot start to the quarter in February and March featuring strong sell throughs in key categories, inventory levels remain overall on plan and current as we continue into the second quarter.

Sales have been hampered somewhat in the past few weeks due to imbalances caused by such extraordinary early quarter sales and some delayed deliveries.

End of second quarter inventory levels are planned above last year as we continue to try and sink our inventory levels to the run rate of the business and the hedge against further container delivery delays.

We expect most if not all of our category shortages to be alleviated by mid second quarter as we catch up on receipts from container delays and early sell-throughs.
As Mike discussed we expect the increase and container charges to continue and worsen as the year progresses until the market price recovers to pre fall of 2008 levels.
Until then, probably in the fall we expect some scheduled container price increases to be accelerated and peak time per container sir charges to be applied earlier than last year.
As in past years when confronting these locations we’ll attempt to ameliorate such increases in a variety of ways including adjusting the timings and deliveries in our product cycles to compensation.

We continue to be very pleased with traffic trends in our stores of 7% for the first quarter on a comp store basis. The rate of increase in the month of April was slightly less than a half of the increases in February and
March consistent with a smaller gain in comparable sales I described above for the month of April.

May traffic trends have improved nicely over April which is very encouraging.

We watch store traffic trends very closely to transfer trends very closely and we continue to offer the customer regular planned value driven merchandise promotions featuring product bought for the event at full gross margins spreads.

We continue to focus on better interaction with our customers as we drive email accumulation in communication and attempt to leverage our community site with contest and partnering opportunities.
Our project to return to directed customer online selling is now in the early stages of implementation with a goal of selling a limited slate of items to customers mid fall.

While there won’t be a big contributor to 2010 earnings we expect to accelerate that business in 2011. Customers can continue to reserve current store merchandise online and pick it up in the grocery store.

Mike updated you earlier on our 2010 progress and store openings. Our real estate strategy remains unchanged as governed by a deal by deal focus on financial prudence and has been amply discussed over the past several quarters as to intent and focus.

Beyond moving our new stores off model strip centers we expect to continue to open our new store class with a minimum of cash outlay per unit net and to feature somewhat larger stores.

Different than we had hoped again this year our store openings will be somewhat heavily back loaded into the third and fourth quarters. This lag into the second half of the year in store openings is largely attributable to difficulties in obtaining timely possession of lease space as the lack of new center openings has resulted in most vacancies occurring in existing centers where delays in securing possession routinely more prevalent for a variety of reasons.

The breakup in letting to multiple tenants of large spaces vacated by linen circuit and (Mervyn)’s and others remain slow in sobriety and contributes to some of the delays.

Such difficulties are both foreseeable and inherent in the store growth process but manageable. We do expect to obtain our new store opening goal for the year. We also expect the 2010 class of new stores to be similarly productive when compared to 2009 class.

Our openings year to date have been very strong. We substantially completed the identification and negotiation of the 2010 real estate deals. We’re working in earnest on the 2011 class and are back on schedule with deals in the pipeline after the 2007, 2008 slowdown.

We hope this earlier start to the 2011 class will help facilitate a more quarter by quarter balanced opening schedule next year.
We will continue to focus on relocating the best of the remaining mall stores as soon as possible to preserve our proven markets and produce more unit revenue.

The possibility of new strip center openings is not expected to be alleviated until 2012 or beyond. We continue to believe that our continually new value rich and broadly appealing product offering will keep us in sync with our loyal customer base.

That customer base our financial stability and strong cash position gives us opportunity to develop and operate highly profitable stores. Even in a period where the financial and political environment produces continual drama.

We believe that we continue to be well positioned to thrive and achieve our goals.
Thank you for your time and interest. We’re available for questions.
Operator:

Thank you. Ladies and gentlemen if you wish to register for a question, please press the 1 followed by the 4 on your telephone.You will hear a three tone prompt to acknowledge your request. If your question has been answered and you’d like to withdraw your registration, please press the 1 followed by the 3.

And if you are using a speakerphone please lift your handset before entering your request. One moment please for the first question.
And our first question comes from the line of Neely Tamminga with Piper Jaffray. Please proceed with your question.
Neely Tamminga:	Oh great, good morning. Congratulations you guys just a stunning performance really in Q1.
Robert Alderson:	Thanks Neely.
Neely Tamminga:
Yes. So just a couple of questions here on the modeling side and then just a question for you Robert I’ll sum up with. But — hey Mike, can you help us out a little bit on this comp — kind of implied comp guidance for the back half. I mean it kind of feels like it could go flattish potentially based on the guidance that you’ve laid out there for the full year and then kind of affecting what we’ve done year to date.

But I’m just wondering — it also sounds like you’re looking to leverage on occupancy. So can you kind of help me reconcile that a little bit in terms of the comp outlook versus your ability to fill leverage and occupancy?

Michael Madden:	On the occupancy piece we anticipate occupancy to be down in dollars you know, each quarter this year.

So, you don’t really need a lot of comp leverage there when dollars are going down each quarter. That’s what you saw in the first quarter that’s what we expect for the balance of the year on the occupancy line.

Neely Tamminga:	So will we expect potentially — I mean a similar sort of cadence of leverage and occupancy, or maybe something closer to like half of what we’ve been seeing so far.
Michael Madden:	Well I mean you saw 240 basis points in the first quarter and that was on a 12.6 comp increase. So, I think you can assume there is going to be lower than that going forward.
Neely Tamminga:	Okay. But overall gross margins you would expect to be down year over year because of the impact on the merchandise margin types of.
Michael Madden:
No you know, I don’t think that is necessarily true. We talked about in our guidance our operating margin to be up over the prior year. That could come in the form of some margin improvement — gross margin improvement as well as some leverage in the SG&A line items.

Neely Tamminga:	Okay. Thanks Mike. And just clarification.
Michael Madden:	No problem, just a combination of those.
Neely Tamminga:
Okay. Just clarification on D&A, D&A actually came a little bit later the one I was looking for could be because of some of the timing, and the delays of the store openings. But, can you just tell manager expectations and what you are looking for D&A either by quarter or for the year?

Michael Madden:
I think it’ll start to slide up as we move through each quarter this year. The reason why it’s low in Q1 you cited one reason being the delay in the store openings. There was only six in the first quarter and we certainly didn’t see a lot of depreciation out of those six.

We also are investing in IT projects and until those projects go live with implementations we won’t be depreciating them. You don’t start the depreciating until it goes up — the projects in production.

So, as those — as the store openings ramp up and as those projects go live that’s when you’ll start to see depreciation start to tick back up. I do think it will tick back up as the year progresses. Just not very dramatically it’ll be gradual.

Neely Tamminga:
Okay. Great, thanks. And hey, Robert in terms of the — can you just give us a sense on just the timing as well as the duration of the big sell. And maybe more philosophically you know, what does sale really mean in this environment when you know, she is buying largely on first markdown or initially when stuff is being set.

I mean, you as a merchant, or on behalf of the merchant team I mean how are you guys viewing kind of sale periods?
Robert Alderson:	Well I think one of — Neely just to address first the big sale we do that twice a year as you know from following us, once in January and again in July.

And several years ago that sale was pretty much a clearance. And we have since changed the nature of that sale to be much more about new items at great prices which we bought for promotion and which have very good margin spreads.

And we’ll generally attempt to bring in a substantial number of items for that sale and to make it work over at least two and hopefully three week period as we stage items and to keep it fresh for the customer.

So July has become a you know, a month of that new sale and we do actually — some of our clearance in the last weeks of June prior to entering the big sales so that we don’t have clearance dollars interfering with dollars that could be generated at higher spread items in the big sale.

So, that has worked very well for us. We had a great big sale last year a good year time and we expect another one this year.

We have several planned promotional events during the second quarter. As Mike mentioned I think in his remarks the second quarter is typically a bit more promotional because we have first, Mother’s Day we have the Fourth of
July and then we have Memorial Day in there along with the Fourth.

So there is several opportunities to do promotions around holidays and then we scatter in there some events like we did last week where we had a $5 Friday. We — that was a repeat of something we did the first time last year.
And we occasionally do one day events.

So we try to do things to keep the customer interested to keep them checking our emails and checking in with the store on a routine basis.

I don’t expect that to get — we say it’s going to be more but it’s not going to be anything more than normal. And
I think all we were trying to do in those remarks is to say that the second quarter is typically a bit more promotional than the first.

But I don’t anticipate an extraordinary amount of promotional activity in the second quarter of this year.
Neely Tamminga:	Okay, great thanks you guys and good luck.
Robert Alderson:	Thank you, we appreciate it.
Operator:	As a reminder to ask a question please press 1, 4. Our next question comes from the line of David McGee, from Sun Trust Roberts and Humphrey. Please proceed with your question.
David McGee:	Thank you good morning and great quarter guys.
Robert Alderson:	Thanks David.
David McGee:
Just a couple of questions, one is you know, it would seem logical that you know, having the sales be so strong in the first few months of the quarter that you may have some depletion with regard to inventory.

But yes, you sound like you are pretty happy with the inventory right now. I’m just curious you know, is there any issues right now do you think with regard to you know, stuff you would plan to now have in stock — be now stock.

Robert Alderson:	Well we were — overall we’re good. And you know, we have an inventory plan for the year and then we adjust that continually to try to be in sync with the run rate of the business.

We did have some depletion from early quarter sales of some great items in key categories. And as I’ve said in my remarks I think that bothered us a bit in April and the first week or so in May. And we had a few container delivery delays which also affected us.

I think we worked through that very nicely and we expect as I’ve said to be back on you know, where we — in balance I guess would be the best word to use fairly immediately and by the end of quarter. And we’re already seeing some of those receipts coming — we had a great receipt last week. And that really helped us and has helped our traffic and results recently.

So, I think David to put it in a little bit of a sports (unintelligible) I think we had great sales in the early part of the quarter. And we sort of out punted our coverage a little bit.
We run our inventory levels very carefully and we had short product cycles. So we can recover rather quickly also. And I think that is what we’re in the midst of doing right now.
David McGee:	Thank you Robert. The — is it fair to assume that July is the most important month of the second quarter?
Robert Alderson:	Yes in terms of.
David McGee:	...(unintelligible).
Robert Alderson:	...sales you can say so because it contains a major event and sets you up for — to go hopefully very clean and strongly into the back half of the year when you start your seasonal things.
We intend to do so back to school things this year that we haven’t done in the past. And hopefully that will help us get off to a great start in the second quarter. But yes, July is important.
But June is a five week month. And any time you have a five week month in the middle of the year you know, it’s important also.
So I don’t know of any months that are not important anymore. It’s.
David McGee:	Right.
Robert Alderson:	...a tough business you got to go every month and you got to be able to answer the bell and do the job.
David McGee:	Do you recall offhand how the comparison sort of you know, varied throughout the quarter are they sort of uniform or, do they get harder or (unintelligible) year?
Michael Madden:	I would say they were you know, you’re talking about last years second quarter correct?
David McGee:	Yes, mm-hm.
Michael Madden:	They were maybe tougher on each end of the quarter and a little softer in the middle.
David McGee:
I see. You mentioned the average ticket being you know, down in the first quarter. I’m curious what — you know, how much does that bother you. I mean obviously you didn’t need it for sales this quarter, but I’m just — sort as a trend line, would you expect that to sort of reverse itself as the year progresses?

Robert Alderson:	I think as we move out of the heavy gifting period of the year into the middle of the year which is a bit more about home décor I think that will sort of naturally change a little bit — it could.

I know that it’s something — it’s a metric that we follow closely. But it’s not something that we particularly buy too. We try to produce items that produce sales and sometimes they give you a little higher average ticket, and sometimes they don’t.

And we are very much aware of it, we’d like for the average ticket to be a little higher. And there are things that we’re doing around service and other things to try to produce that. I don’t expect it to be dramatically different.

David McGee:
Thank you. And the last thing more of a- I guess an median term question with regard to the IG spending this year, Mike or — what could we expect next year with regard to the benefits from you know, your investments this year.

Michael Madden:	Well I think next year might be a — we’ll certainly start to see benefits from the point of sale implementation that will be done this year and we’ll have that up and running next year.
On the merchandising side that implementation will occur sometime during 2011. So, I think the benefits there would be later in the year 2007 and really beyond.
And then certainly getting live on eCommerce this year would be a big victory for us and provide some you know, upside going into 2011.
David McGee:	Do you get a lot of request from customers with regard to you know, the ability to buy online?
Michael Madden:	We really do. Now that we’ve launched this community site and we get a lot of — we have a lot of interaction with our customer that is a frequent request. We hear it all the time.
David McGee:	Would you fulfill that just out of your DC?
Robert Alderson:	Yes we would.
David McGee:	Okay. Great job, thanks (unintelligible).
Robert Alderson:	Any opportunities with some vendors at some point that you know, where they’ve fulfilled for us. But right now we anticipate a great bulk of it to be in-house.
David McGee:	Okay, great. Thanks a lot.
Robert Alderson:	Thanks David.
Michael Madden:	Thanks David.
Operator:	Ladies and gentlemen as a reminder if you wish to register for a question, please press the 1 followed by the 4 on your telephone. One moment please for the next question.
Mr. Alderson there are no further questions at this time. I will now turn the call back to you. Please continue with your presentation or closing remarks.
Robert Alderson:	Thank you operator. Thanks everyone for being on the line today we appreciate your interest and time and we look forward to talking with you soon. Thanks.
Operator:	Ladies and gentlemen that does conclude the conference call for today. We thank you very much for your participation and ask that you please disconnect your line.

END